Exhibit 10.21

CUMMINGS PROPERTIES, LLC

STANDARD FORM

AMENDMENT TO LEASE # 4

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and SolidEnergy Systems, LLC and SolidEnergy Systems Securities Corporation, LESSEE, at 35-B Cabot Road and Roof Rack Area and 12-B, 12-C. and 12-G Cabot Road, Woburn, Massachusetts (“premises” or “leased premises”), fully executed on March 30, 2016 (as amended and/or extended, the “lease”), and currently scheduled to terminate on August 30, 2026, unless otherwise terminated or extended as provided in the lease, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations (“terms”), as follows:

1.	Effective December 30, 2021, base rent shall be changed to seven hundred sixty nine thousand seven hundred eighty eight (769,788) dollars per year or $64,149 per month.

2.

Effective December 30, 2021, the base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November 2019, which figure shall be compared with the figure for November 2021, and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

3.

Effective December 30, 2021, the size of the premises shall be decreased by approximately 28,891 square feet (including 1.1% common area) with the relinquishment of 12-B, 12-C and 12-G Cabot Road (the “12 Cabot Suites”). The premises shall then consist of (i) approximately 23,370 square feet at 35-B Cabot Road, and (ii) approximately 1,290 square feet at the Roof Rack Area. LESSEE shall vacate the 12 Cabot Suites on or before noon on December 30, 2021. If LESSEE occupies the 12 Cabot Suites beyond noon on December 30, 2021, the 12 Cabot Suites shall continue to be a part of the premises to which all terms of the lease, including without limitation Section 22, shall continue to apply. Time is of the essence.

4.

In consideration of this amendment, in addition to the payment of monthly rent as provided in Sections 1 and 2 above, for the period of January 1, 2022 through August 30, 2026 (only) (the “Relinquishment Period”), LESSEE shall be responsible for monthly relinquishment charges as set forth in the table below, but only to the extent not reduced by the monthly rental payments made by Zwitterco or any other tenant or occupant of the 12 Cabot Suites, as more particularly described in Sections 5 and 6 below. Notwithstanding anything to the contrary contained herein, the monthly relinquishment charge or any portion thereof shall not be due from LESSEE until 30 days after receipt of LESSOR’S Invoice therefor in accordance with Section 6 below. Time is of the essence. Said monthly relinquishment charges are as follows:

Period	Monthly Relinquishment Charge	Yearly Relinquishment Charge
January 1, 2022 to December 31, 2022	$62,334.25	$748,011
January 1, 2023 to December 3 1,2023	$64,149.75	$769,797
January 1, 2024 to December 31, 2024	$65,965.25	$791,583
January 1,2025 to December 31,2025	$67,780.75	$813,369
January 1, 2026 to August 30, 2026	$69,596.25	$556,770*
		*based on eight months

5.

The parties acknowledge and agree that LESSOR and Zwitterco, Inc. (“Zwitterco”) have entered into a lease for the 12 Cabot Suites dated November 18, 2021 (the “Zwitterco Lease”), which is currently scheduled to commence on the date LESSOR obtains possession of said suites. Subject to the terms, conditions, covenants, and obligations of the Zwitterco Lease, LESSOR hereby represents that the Zwitterco Lease includes the following terms: (i) the term of the Zwitterco Lease expires on the last day of the calendar month in which occurs the five-year anniversary of the date LESSOR obtains possession of the 12 Cabot Suites, (ii) Zwitterco shall pay LESSOR a security deposit of $331,100 to be held in accordance with the Zwitterco Lease (the “Zwitterco Deposit”), and (iii) except for Zwitterco’s right to cancel the Zwitterco Lease if LESSOR does not obtain possession of the 12 Cabot Suites by 4:00 PM on December 31, 2021 (only), neither Zwitterco nor LESSOR has an option to cancel the Zwitterco Lease, (iv) LESSOR does not have the right to relocate Zwitterco to another location owned by LESSOR unless Zwitterco is not regularly occupying the premises; and (v) the monthly rental due under the Zwitterco Lease is at least equal to the Monthly Relinquishment Charge set forth above throughout the term of the Zwitterco Lease. LESSOR hereby agrees to enforce Zwitterco’s obligations under the Zwitterco Lease and to diligently pursue all remedies available to LESSOR in the event of a default by Zwitterco in the payment of rent. In the event that the Zwitterco Lease terminates for any reason other than a default by Zwitterco, then LESSEE’S obligation to pay the monthly relinquishment charge shall terminate as of the effective date of the termination of the Zwitterco Lease. If any of the 12 Cabot Suites become available for lease during the Relinquishment Period, LESSOR agrees to use commercially reasonable efforts to re-let said suites, subject to LESSOR’S right to subdivide any suite, at a monthly rental rate at least equal to the Monthly Relinquishment Charge set for above for the applicable period.

LESSOR
LESSEE
LESSEE

W12210664-EJL-E

AMENDMENT TO LEASE

(continued)

6.

Notwithstanding anything to the contrary in Sections 4 and 5 above, upon LESSOR’S receipt of a monthly rental payment from Zwitterco for the 12 Cabot Suites (only) or LESSOR’S receipt of a monthly rental payment from any other tenant or occupant that leases all or a portion of the 12 Cabot Suites during the Relinquishment Period, (i) LESSEE’S monthly relinquishment charge shall be reduced up to the corresponding monthly amount noted in the schedule above (e.g., if Zwitterco pays LESSOR a monthly rent amount for January 2022 that exceeds $62,334.25, then LESSEE’S monthly relinquishment charge owed for January 2022 shall be zero and LESSEE shall not receive a credit for any such excess), (ii) however, if said monthly rental amount received by LESSOR is less than the monthly relinquishment charge stated above, LESSEE shall pay to LESSOR the difference between said amounts within 30 days following receipt of LESSOR’S invoice therefor; provided, however, if any such deficiency is eventually collected from Zwitterco or any other tenant or occupant of 12 Cabot Suites, then such deficiency amount paid by LESSEE shall be refunded. In the event that the Zwitterco Deposit, net of reasonable costs and expenses incurred by LESSOR in connection with the termination of the Zwitterco lease, repairing any damages to the 12 Cabot Suites, certifying the space clean of chemicals and/or other contaminants as a result of Zwitterco’s use of the 12 Cabot Suites, and after deducting any unamortized brokerage fees and construction expenses incurred by LESSOR, is applied by LESSOR to Zwitterco’s rental obligation for the 12 Cabot Suites during the Relinquishment Period, LESSOR will credit said net amount applied toward LESSEE’S relinquishment charge(s) owed. LESSOR’S invoice shall provide an accounting of all monthly rental payments received from Zwitterco or any other tenant or occupant of the 12 Cabot Suites together with reasonable back-up documentation.

7.

At any time prior to the current expiration of the lease, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease, LESSOR agrees to use reasonable efforts to notify LESSEE of either LESSEE’S desire or Zwitterco’s desire to modify or amend the terms of the Zwitterco lease but only to the extent said modifications or amendments would effect any reduction under Section 6 above to LESSEE’S relinquishment payments.

This amendment shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this amendment and the lease, the terms herein shall control and supersede any earlier provisions. In witness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this amendment to be executed this 30 day of December, 2021.

LESSOR: CUMMINGS PROPERTIES, LLC		LESSEE: SOLIDENERGV SYSTEMS, LLC
By:	/s/ E. Anderson	By:	/s/ Rohit Makharia
	Duly authorized		Duly authorized
		Print name:	Rohit Makharia
		Title:	President and COO

LESSEE: SOLIDENERGV SYSTEMS SECURITIED CORPORAYION
	By:	/s/ Rohit Makharia
Duly authorized
	Print name:	Rohit Makharia
09/2021	Title:	President and COO

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